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Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

April 18, 2005

Affordable Residential Communities Inc.
600 Grant Street
Suite 900
Denver, Colorado 80203

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have served as Maryland counsel to Affordable Residential Communities Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of up to 2,387,981 shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock"), that may be issued in exchange for common units of limited partnership interest (the "OP Units") of Affordable Residential Communities LP, a Delaware limited partnership (the "OP"), tendered for redemption pursuant to the Agreement of Limited Partnership (as defined below), covered by the above-referenced Registration Statement and all amendments thereto (the "Registration Statement"), to be filed by the Company under the Securities Act of 1933, as amended (the "1933 Act").

        In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

        1.     The Registration Statement, including the related form of prospectus included therein, in the form in which it will be transmitted by the Company to the Securities and Exchange Commission (the "Commission") under the 1933 Act;

        2.     The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

        3.     The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

        4.     Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to the registration and issuance of the Shares, certified as of the date hereof by an officer of the Company;

        5.     The First Amended and Restated Agreement of Limited Partnership of the OP (the "Agreement of Limited Partnership"), certified as of the date hereof by an officer of the Company;

        6.     A certificate of the SDAT as of a recent date as to the good standing of the Company;

        7.     A certificate executed by an officer of the Company, dated as of the date hereof; and

        8.     Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

        In expressing the opinion set forth below, we have assumed the following:

        1.     Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

        2.     Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

        3.     Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

        4.     All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

        5.     The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VII of the Charter.

        6.     The OP Units were duly authorized and validly issued by the OP pursuant to the Agreement of Limited Partnership.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1.     The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

        2.     The issuance of the Shares has been duly authorized and, when and if issued and delivered in exchange for OP Units tendered for redemption in accordance with the Resolutions and the Agreement of Limited Partnership (assuming that upon any such issuance the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock authorized to be issued under the Charter), the Shares will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or "blue sky") laws, including the securities laws of the State of Maryland, any federal or state laws regarding fraudulent transfers, or any real estate syndication laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretatation of agreements.

        We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,
/s/ VENABLE LLP

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  Exhibit 5.1